Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MOKSHACO, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is MokshaCo, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.    This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one thousand (1,000), each having a par value of $0.0001.

V.

A.    The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A.    In anticipation that Frazier Life Sciences X, L.P., and/or any affiliates (each, an “Investor”, and collectively, the “Investors”) will be, indirectly or directly, substantial stockholders of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with each Investor (including service of officers, directors, partners, managers, employees or affiliates of each Investor (collectively, “Investor Persons”) as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article VI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the Investors and any Investor Persons, and the powers, rights, duties and liabilities of the Corporation and its offices, directors and stockholders in connection therewith.

B.    Except as the Investors may other agree in writing, each Investor shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and no Investor or Investor Person (except as provided in paragraph (c) of this Article VI), shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of such Investor or such Investor Person’s participation there. In the event that any Investor or Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such Investor, such Investor or Investor Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Investor or Investor Person shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty, including for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that such Investor pursues or acquires such corporate opportunity for itself, directs such Corporation opportunity to another person or entity, or does not present such corporate opportunity to the Corporation.

C.    In the event that a director or officer of the Corporation who is an Investor Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and any Investor, such corporate opportunity shall belong to such Investor, and the Corporation hereby renounces any interest or expectancy it may have in such corporate opportunity, unless such corporate opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officers of the Corporation, in which case such corporate opportunity shall belong to the Corporation.

D.    For the purposes of this Article VI, “corporate opportunities” shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation’s business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

E.    Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article VI.

F.    For purposes of this Article VI only, the “Corporation” shall mean MokshaCo, Inc. and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

VII.

The corporation elects not to be governed by Section 203 of the DGCL.

VIII.

A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.    Any repeal or modification of this Article VIII shall be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

IX.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

X.

The name and the mailing address of the Sole Incorporator is as follows:

Alan Hambelton

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101

IN WITNESS WHEREOF, this Certificate has been subscribed this 25th day of March, 2020 by the undersigned who affirms that the statements made herein are true and correct.

/s/ Alan Hambelton
ALAN HAMBELTON
Sole Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MOKSHACO, INC.

MokshaCo, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.    That the Corporation originally filed its Certificate of Incorporation on March 25, 2020.

2.    That the Board of Directors of said Corporation, by unanimous written consent, duly adopted resolutions proposing and declaring advisable the following amendments of the Certificate of Incorporation of said Corporation (the “Certificate”) and seeking the consent of the stockholders of said Corporation to said amendment. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Article I of the Certificate is hereby amended and restated in its entirety as follows:

“The name of this corporation is HilleVax, Inc.”

RESOLVED, that Article IV of the Certificate is hereby amended and restated in its entirety as follows:

3.     “This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Million (10,000,000), each having a par value of $0.0001.

A.    Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 943.8776-for-1 forward stock split for each share of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action on the part of the holders thereof occur. The par value of the Common Stock shall remain $0.0001 per share. This conversion shall apply to all shares of Common Stock.

B.    All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall immediately after the filing of this Certificate of Amendment represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the holder may request that the corporation issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. No fractional shares of Common Stock shall be issued. Stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall have such fractional shares rounded down to the nearest whole share. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.”

3.    That the aforesaid amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 228 of the DGCL.

4.    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.

5.    That the aforesaid amendment shall be executed, filed and recorded in accordance with Section 103 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer this 8th day of February, 2021.

By:	/s/ Robert Hershberg
Name:	Robert Hershberg
Title:	Chief Executive Officer

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